Exhibit 99.1
Magellan Petroleum Announces NT Gas Market Development
Hartford, Conn., December 23, 2005, — Magellan Petroleum Corporation (NASDAQ: MPET) said that its 55-percent-held subsidiary, Magellan Petroleum Australia Limited, made the following release to the Australian Stock Exchange on December 23, 2005:
Announcement to ASX
NT Gas Market Development
Magellan Petroleum Australia Limited (MPAL) notes the announcement by the Northern Territory Government dated 22 December 2005, entitled ‘First Step to Secure Future Gas Supply’, which announced the signing of a Heads of Agreement between the Northern Territory’s Power and Water Corporation and Eni Australia for a six-month exclusive negotiation period in relation to long-term gas supply arrangements in the Northern Territory from 2009 onwards.
The Mereenie gas field (MPAL 35% owned) currently supplies gas to Power and Water Corporation under three long term supply agreements which expire between June 2008 and June 2009.
If a final gas sales agreement is reached between Power and Water Corporation and Eni Australia, it will impede MPAL’s ability to secure immediate contracts for its uncontracted gas resources from the Mereenie gas field beyond 2009.
However, the Heads of Agreement with Eni Australia only contemplates exclusive negotiations over the 6 month period, and there is no certainty that a final agreement will be concluded with Eni Australia.
Further, MPAL and its joint venture parties will continue to explore other opportunities to commercialise its Mereenie gas resources beyond 2009.
MPAL is currently reviewing the impact of this information on the Target’s Statement lodged on 22 December 2005 and will release a Supplementary Target’s Statement, if required, as soon as possible.
Forward Looking Statements
     Statements in this release which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements about Magellan and MPAL relate to their businesses and prospects, revenues, expenses, operating cash flows, the benefits of the proposed Offer, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the successful completion of the Offer, pricing and production levels from the properties in which Magellan and MPAL have interests, the extent of the recoverable reserves at those properties, the future outcome of the negotiations for gas sales contracts for the remaining uncontracted reserves at both the Mereenie and Palm Valley gas fields in the Amadeus Basin. In addition, MPAL has a large number of exploration permits and faces the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. Any forward-looking information provided in this release should be considered with these factors in mind. Magellan assumes no obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise. This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy any securities of Magellan.
For further information, please contact Daniel Samela at (860) 293-2006.